Dated May 17, 2023

This Marketing Agreement (this "**Agreement**") dated May 17, 2023 (the "**Execution Date**") is entered into by and between ***Mercuria Energy America, LLC***, a Delaware limited liability company with principal offices located at 33 Benedict Place, Greenwich Ct 06830 **("MM"),** and ***American Battery Technology Company***, a Nevada Corporation company with principal offices located at 100 Washington Street, St #100, Reno, NV 89503 **("ABTC")**. Each of MM and ABTC is hereinafter referred to individually as a **"Party"** and collectively as the **"Parties"**.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge and accept, the Parties hereby agree to the following terms, which are binding on the Parties.

1. Definitions

(a) "**ABTC Approval**" has the meaning set forth in clause 3(a)(ix).

(b) "**Affiliate**" means, as to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person. Without limiting the foregoing, a person is deemed to be an "Affiliate" of another specified person if such person owns 50% or more of the voting securities of the specified person, or if the specified person owns 50% or more of the voting securities of such person, or if 50% or more of the voting securities of the specified person and such person are under common control.

(c) "**Analysis Results**" has the meaning set forth in clause 9(b).

(d) "**BM**" means black-mass; provided that "BM" shall not include black-mass derived from LFP battery chemistries (lithium iron phosphate).

(e) "**Confirmation**" has the meaning set forth in clause 5(b).

(f) "**Credit Agreement**" means the credit agreement executed in connection with the Loan Facility.

(g) "**CVA**" means a credit value adjustment as to a transaction established by MM and charged by MM to ABTC (in addition to the financing costs of the transaction).

(h) "**Delivery Point**" has the meaning set forth in clause 2(c).

(i) "**Determined Cobalt Percentage**" means the average of the percentages of the average Fast Markets Metal Bulletin price, Standard Grade Low used to determine pricing of Cobalt contained within the BM sold to Final Customers in closed sales under the three (3) then-most recent Customer Final Purchase Agreements done on a spot basis for which sales have occurred.

(j) "**Determined Nickel Percentage**" means the average of the percentages of the average LME cash settlement price used to determine pricing of Nickel contained within the BM sold to Final Customers in closed sales under the three (3) then-most recent Customer Final Purchase Agreements done on a spot basis for which sales have occurred.

(k) "**Estimated Sales Value**" has the meaning set forth in clause 11(d).

(l) "**Fernley Facility**" means ABTC's battery recycling facility located in Fernley, Nevada.

(m) "**Final Customer"** means a third party purchaser of BM, i.e., not an Affiliate of MM.

(n) "**Final Customer Purchase Agreement**" means any agreement between MM and a Final Customer for the purchase and sale of BM.

(o) "**Final Customer Price**" with respect to a Final Customer Purchase Agreement means the price at which the BM is sold to a Final Customer under such Final Customer Purchase Agreement (without taking into account any offsets or deductions, other than deductions that are specifically provided for in the Final Customer Purchase Agreement as the pricing for the BM).

(p) "**Final Make Whole Payment**" means an amount equal to (X) the product of (A) the excess of (i) the Minimum Quantity (in metric tonnes) over (ii) the aggregate quantity of BM sold and delivered by ABTC to MM pursuant to this Agreement by the Final Make Whole Payment Date multiplied by (B) USD $350.

(q) "**Final Make Whole Payment Date**" means the earlier of (x) 12 months from the Execution Date and (y) the date of termination of this Agreement.

(r) "**Final Specifications**" has the meaning set forth in clause 6(a).

(s) "**Final Specification Compliance**" has the meaning set forth in clause 9(b).

(t) "**Force Majeure**" has the meaning set forth in clause 17.

(u) "**Hydro Recycling Plant**" means an operational facility being developed by ABTC wherein Cobalt Sulfate, Nickel Sulfate, Manganese Sulfate and Lithium Hydroxide are manufactured through the use of ABTC's proprietary hydrometallurgical chemical refining process for the purpose of, among other things, sale directly into the lithium-ion battery supply chain to manufacturers of precursor cathode active material (pCAM).

(v) "**Hydro Recycling Plant COD**" means the date when the Hydro Recycling Plant is in commercial operation and producing material commercially marketable volumes of product.

(w) "**Independent Inspector**" has the meaning set forth in clause 9(a).

(x) "**Interest Rate**" means the Interest Rate in respect of a Term SOFR Loan, as such terms are defined in the Credit Agreement, less 1%.

(y) "**L/C Fees and Costs**" means, in respect of any letter of credit posted by MM or any of its Affiliates to any third party in connection with the performance of MM's obligations under any Final Customer Purchase Agreement, any and all fees and costs payable by MM and/or such Affiliates in respect of such letter of credit.

(z) "**Liabilities**" means any losses, claims, charges, damages, deficiencies, assessments, interest, fines, penalties, costs and expenses of any kind (including reasonable attorneys' fees and disbursements and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any judicial or arbitration determination, investigation (or threatened investigation), settlement (whether or not judicial or arbitration proceedings have been initiated) or judicial or administrative order, and shall include costs of purchasing replacement commodities, receipt, storage, transportation and delivery costs relating thereto, liquidated damages and credit charges.

(aa) **Loan Facility**" means the loan facility of even date herewith between ABTC and an Affiliate of MM pursuant to which such Affiliate has agreed to loan ABTC $6,000,000 under the terms and subject to the conditions (including without limitation satisfaction of conditions precedent to drawdowns) of such facility.

(bb) "**Loan Repayment**" means the date upon which all principal of, interest on and fees arising under the Loan Facility have been fully paid by ABTC to the lender thereunder.

(cc) "**Mandatory Loan Repayment Amount**" with respect to each payment to be made by MM to ABTC of proceeds from sales by MM of BM means an amount that is equal to the excess of (x) the amount of principal and interest, and other amounts, due and owing under the Loan Facility as of the date such proceeds are to be paid by MM to ABTC over (y) the amount, if any, of such principal and interest and other amounts that have been paid by ABTC (via offset or otherwise) for such month.

(dd) "**Marketing Fee**" means four and one-half percent (4.5%) of the Final Customer Price, with a minimum Marketing Fee of USD $350 per metric tonne.

(ee) "**Metals**" with respect to any BM means any and all metals included in such BM, including without limitation, Nickel, Cobalt, Manganese, Lithium, Copper and Carbon.

(ff) "**Minimum Quantity**" means an amount of BM equal to 9000 metric tonnes.

(gg) "**Minimum Quantity Term**" means from the period commencing on the Execution Date and ending on the later of of (x) the date upon which Loan Repayment occurs, (y) the earlier of (A) the date upon which the Minimum Quantity has been sold and delivered by ABTC to MM under this Agreement or (B) the date upon which the Final Make Whole Payment is paid by ABTC to MM.

(hh) "**Month**" means a calendar month.

(ii) "**Monthly Repayment Minimum**" has the meaning given to it in clause 3(a)(ix).

(jj) "**Netback Price**" means the Final Customer Price less all Reimbursable Costs.

(kk) "**Option Quantity**" has the meaning set forth in clause 2(a)(ii).

(ll) "**Provisional Payment Documentation**" has the meaning set forth in clause 11(b).

(mm) "**Reimbursable Costs**" means all costs and expenses incurred by MM in relation to the purchase and sale of BM, which shall include but not be limited to, to the extent incurred:

1) Inland transport of goods, sea freight costs and other related costs (e.g., demurrage, any freight contract engaged in carriage of the BM);

2) Port costs (inland and discharge port);

3) Warehouse and storage charges (handling, storage, sampling, repacking as deemed necessary);

4) Financing of Provisional Payment – from time of MM payment until final settlement, at the Interest Rate.

5) Reimbursable Taxes and duties arising out of the transactions between ABTC and MM, and MM and Final Purchaser, pursuant to this Agreement;

6) Import and export duties, fees as well as related customs broker fees;

7) Any hedging costs and expenses if such hedging is approved by ABTC in writing;

8) Any traceability costs (e.g., the administration/implementation (but not development of) Blockchain technology), subject to ABTC's written approval;

9) Carbon off-setting costs, subject to ABTC's written approval;

10) Laboratory costs for assays;

11) Cargo and storage insurance;

12) Credit insurance;

13) L/C Fees and Costs; and

14) CVA charge, if mutually agreed by ABTC and MM for an applicable Final Customer.

(nn) "**Reimbursable Taxes**" means all taxes imposed on MM or required to be remitted by MM by reason of the procurement, purchase, ownership, storage, transfer, transport, sale or use of BM pursuant to any Final Customer Agreement, or by reason of any other transaction or service contemplated hereunder or thereunder, including all foreign, federal, territorial, provincial, state and local taxes on gross income, sales, use, gross receipts, municipal license, value added, severance, ad valorem, transfer, excise, inventory, property (whether real or personal), withholding and other taxes and governmental charges and assessments, and all taxes, interest and penalties related thereto; provided, however, that Reimbursable Taxes shall not include (i) any taxes, interest or penalties imposed because of the failure of MM to comply with any applicable law, and (ii) any taxes (or related interest and penalties) imposed on or measured by net income or profits or any tax measured by the capital value, net worth or overall net assets of any entity.

(oo) **"Term"** means, subject to earlier termination in accordance with the terms hereof, the period commencing on the Execution Date and ending on the last to occur of (x) the date upon which Loan Repayment occurs, (y) the earlier of (A) the date upon which the Minimum Quantity has been sold and delivered by ABTC to MM under this Agreement or (B) the date upon which the Final Make Whole Payment is paid by ABTC to MM, and (z) Hydro Recycling Plant COD.

(pp) "**Willful Misconduct**" means an intentional or reckless disregard by a person of avoidable and harmful consequences but shall not include any act, omission, error of judgement or mistake made in the exercise of good faith of any function, authority or discretion vested in or exercisable by such person and which in the exercise of good faith is justifiable by special circumstances, including safeguarding of life, property or the environment and other emergencies.

2. Scope

"Quality" of the metal components of the BM shall be as set out in Schedule 1, attached hereto.

(a) Volume:

(i) ABTC shall during each month of the Minimum Quantity Term deliver to MM all BM produced by ABTC and its Affiliates, and not deliver (or permit any Affiliate to deliver) any BM to any other person or entity in any month of the Minimum Quantity Term.

(ii) After the end of the Minimum Quantity Term and for each month of the remainder of the Term, MM shall have the option during the Term to purchase up to 25% of the volume of BM produced by ABTC per month (the "**Option Quantity**"). The Option Quantity is exercisable upon at least 30 days' prior written notice to ABTC ("**Option Exercise Notice**"). If Hydro Recycling Plant COD occurs, ABTC shall notify MM in writing of such fact (an "**HRP Notice**") and ABTC shall honor any MM option exercise where MM's Option Exercise Notice was sent prior to MM's receipt of ABTC's HRP Notice, even if relating to volumes of BM produced after the end of the Term. Notwithstanding the foregoing, with respect to any new loan made by MM or any Affiliate to ABTC or any Affiliate above the $6,000,000 Loan Facility advanced by an Affiliate of MM on or about the Execution Date, the 25% Option Quantity percentage referenced above will be adjusted to be a percentage equal to the sum of original principal amount of such new loan divided by $6,000,000 multiplied by 25%. Thus, as an example and without limitation, if the original principal amount of the new loan was $8,000,000, the Option Quantity percentage will be increased to 33 1/3% ($8,000,000/$6,000,000 x 25% or 33 1/3%).

(iii) MM shall have the option during the Minimum Quantity Term to buy from ABTC, for its own account, up to 2,500 metric tonnes of the Minimum Quantity during the Term (the "**Self-Purchase Option Quantity**"). The Self-Purchase Option Quantity is exercisable upon at least 30 days' prior notice to ABTC and shall be for maximum of 450 metric tonnes in any given month of the Term. The price for such additional BM shall be (x) for Nickel, the Determined Nickel Percentage of the average LME cash settlement price for the quotational period and (y) for Cobalt, the Determined Cobalt Percentage of the average Fast Markets Metal Bulletin price, Standard Grade Low for the quotational period. For avoidance of doubt, MM shall have the right to market or resell the Self-Purchase Option Quantity and ABTC shall have no right to approve or have any share or interest in any net back or other payment or credit as to such resales.

(iv) ABTC acknowledges and agrees that MM may for tax or other reasons transfer ownership of quantities under (i) or (ii) above to Affiliates of MM prior to the sale to the Final Customer, and that no such transfers shall be considered a sale to a Final Customer or create any right of ABTC to approve or have any share or interest in any net back or other payment or credit as to such transfers, nor shall such a transfer cause any such volumes to be considered to be a Self-Purchase Option Quantity.

(b) Packaging: 1 mt big bags ("**BB**") – 1 BB per pallet or else according to the Final Customer Purchase Agreement between MM and Final Customer, so long as the packaging requirements in the Final Customer Purchase Agreement have an ABTC Approval.

(c) "**Delivery Point**": Free Carrier (FCA) ABTC plant at 2500 Peru Drive, McCarran, NV (Incoterms 2020).

3. MM Responsibilities

(a) MM shall:

i) purchase BM from ABTC as provided herein;

ii) contract directly with Final Customers under Final Customer Purchase Agreements;

iii) employ commercially reasonable efforts to obtain a competitive price within the general range discussed with ABTC with respect to sales of BM; provided that if ABTC gives (in accordance with and subject to **clause 3(a)(ix)** below) an ABTC Approval of a Final Customer Purchase Agreements MM will have no liability to ABTC for the decision to sell at the pricing agreed in any such approved Final Customer Purchase Agreements;

iv) execute all contract handling and shipping matters including warehousing, logistics, hedging and insurance from Delivery Point to point of sale to Final Customer;

v) where practicable and applicable, provide carbon offsetting of BM delivered to Final Customer;

vi) where practicable and applicable, provide blockchain solutions to Final Customer;

vii) prepare quarterly sales reports and financial settlements for ABTC and shall maintain full and accurate records covering the distribution business between ABTC and MM throughout the Term with all such records to be available for audit by ABTC or its nominated professional audit firm;

viii) effectuate sales to Final Customers, purchase from ABTC and take title to the BM at the Delivery Point as principal and sell the BM to Final Customers as principal. The sale and purchase of BM to a Final Customer shall be transacted under MM's standard terms and conditions of sale; provided, however, in accordance with **clause 3(a)(ix)**. The payment collection and credit risk shall be in accordance with the credit risk provisions in clause 12; and

ix) provide full transparency to ABTC with regard to all Final Customer Purchase Agreements (including providing copies thereof to ABTC), and all Final Customer Purchase Agreements are subject to ABTC's prior written approval ("**ABTC Approval**"); provided, however, that until Loan Repayment has occurred, unless ABTC has approved one or more Final Customer Purchase Agreements such that the Netback Price minus the Marketing Fees from the volume of BM sold in a given month under such Final Customer Purchase Agreements is sufficient to provide full payment (via setoff) of (A) the monthly principal of and interest due on the Loan Facility for such month, or (B) after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement executed in connection with the Loan Facility) under the Loan Facility, the amount needed for Loan Repayment to occur (in either case, the "**Monthly Repayment Minimum**"), ABTC shall be deemed to have given an ABTC Approval as to any Final Customer Purchase Agreement that MM enters into in order for such Monthly Repayment Minimum to be met for such month, so long as MM determines in its commercially reasonable discretion that such Final Customer Purchase Agreement is at a market sale price, is based on specifications conforming to Schedule 1 (which as to such sales shall be deemed the Final Specifications) and otherwise is on industry appropriate terms.

(b) Any Final Customer will need to comply with standard MM know your client requirements.

(c) With respect to BM, MM will use commercially reasonable efforts to enhance or optimize sales revenues (net of related Reimbursable Costs and related Marketing Fees) and enter into Final Customer Purchase Agreements on the highest available pricing terms (but taking into account, in addition to price, all other relevant factors, including without limitation credit risk); however, there can be no assurance that MM will obtain any particular Netback Price for ABTC. MM will use its own

business judgment in determining, and shall have no liability to ABTC for determining, whether and which bids to accept for the sale of the BM by MM to third parties, and ABTC will have the right to approve by an ABTC Approval all terms, including pricing terms, of Final Customer Purchase Agreements in accordance with and subject to the terms of **clause 3(a)(ix)** hereof. If ABTC gives or is deemed to have given an ABTC Approval as to a Final Customer Purchase Agreement, then MM will be deemed to have satisfied the requirements of this Section 3(c) as to such agreement and the sales thereunder.

(d) The Parties hereby acknowledge and agree that MM shall not be obligated to purchase and receive from ABTC any BM unless and until a Final Customer Purchase Agreement for such BM is entered into between MM and a Final Customer and all other conditions precedent for delivery and receipt otherwise set forth herein have been satisfied, and that the timing of the delivery of BM from ABTC to MM shall be no earlier than, and no later than, is required in order for MM to timely deliver such BM to such Final Customer under such Final Customer Purchase Agreement, unless ABTC and MM otherwise mutually agree in writing to terms for MM's purchase of such BM for MM's own account.

(e) MM shall be paid the Marketing Fee on each Final Customer sale of BM as a deduction from the Final Customer Price in accordance with clause 10 of this Agreement (or, under circumstances where payment by such deduction is not practicable, directly from ABTC).

4. ABTC Responsibilities

(a) ABTC shall:

i) provide MM with up-to-date forecasts of production schedules to ensure production volumes can support sales efforts prior to production and for each year for the following calendar year, and by 20 days prior to the first day of each month for the following 1month and 3-month periods;

ii) provide MM with the information it reasonably requires to perform its duties, including marketing and technical information for, and details in respect of, BM, and information about ABTC, and participate in joint meetings / visits arranged by MM involving ABTC and Final Customer;

iii) provide to MM an appropriate certification of traceability including with respect to the raw materials used to produce the BM, subject to prior discussion and agreement between ABTC and MM as to any cost or potential cost of such certification;

iv) promptly communicate to MM any Final Customer inquiry received directly by ABTC;

v) promptly respond to MM in respect of any notice communicated to ABTC by MM of any Final Customer inquiry regarding the BM, including quantity and other terms;

vi) provide prompt ABTC Approval (or rejection, as the case may be) of all of the terms, including without limitation pricing terms, of all Final Customer Purchase Agreements with respect to BM;

vii) produce all certificates reasonably required with respect to the BM, its production process, quality assurance, independent laboratory analyses international certifications regarding transportation compatibility (provided always that MM provides ABTC with assistance with REACH or equivalent requirements).

viii) maintain appropriate insurance coverages in connection with the ownership of the BM for all periods (prior to the transfer of title and risk to MM); and

ix) transfer title of BM to MM in accordance with clause 8 of this Agreement.

b) ABTC will permit MM to deduct the Marketing Fee (as provided above) from the Netback Price, or, under circumstances where payment by such deduction is not possible (i.e. an insufficient amount), ABTC shall pay the Marketing Fee directly to MM.

5. Sales

(a) MM will use its commercially reasonable efforts to sell the full volume of Minimum Quantity and, to the extent the option for the Option Quantity is exercised, the Option Quantity, to Final Customers at the prices and upon the terms discussed and agreed by the Parties in their marketing strategy, each purchase of BM by MM from ABTC being subject to MM's having an executed Final Customer Purchase Agreement approved by ABTC by an ABTC Approval and by MM in accordance of **clause 3(a)(ix)** for such BM.

(b) Each purchase of BM by MM from ABTC shall be confirmed in a confirmation issued by MM to ABTC (each a "**Confirmation**").

6. Quality

(a) The target specifications of the Quality of the Metals contained in the BM to be delivered by ABTC to MM are as per Schedule 1 to this Agreement; provided, however, that if the specifications stated in the applicable Final Customer Purchase Agreement agreed by MM and Final Customer, and the subject of an ABTC Approval, differ from the specifications set forth on Schedule 1 of this Agreement, then the specifications stated in such Final Customer Purchase Agreement shall be the specifications that such Metal must satisfy (the "**Final Specifications**").

(b) ABTC shall be solely responsible for all defects in the BM and Metals and for the failure of the Metals to comply with the Final Specifications. In the event that the Independent Inspector does not confirm compliance of the Metals with the Final Specification, MM and ABTC shall negotiate in good faith to work out a mutually agreeable adjustment or other solution; provided that, under circumstances where it is not commercially feasible for MM to sell the BM (for example, if MM reasonably determines that there is not a viable market for such material and/or that such BM and/or the sale thereof presents a potential hazardous risk) MM reserves the right to reject such BM.

7. Delivery and Logistics

(a) Unless mutually agreed otherwise, ABTC shall deliver the BM to MM at the Delivery Point to allow MM to make timely deliveries to Final Customers.

(b) With ABTC's cooperation, MM shall be responsible for arranging and managing all handling, transportation, freight, loading, and other tasks required for the transport, export, import and delivery of the BM from the Delivery Point to the Final Customer. Payments and deductions for all associated costs of the aforesaid shall be as per the specifics of each transaction in accordance with clause 10 of this Agreement. MM shall use commercially reasonable efforts, taking into consideration ruling market conditions, to secure logistic contracts on the best available or most advantageous commercial terms. The Parties acknowledge, however, that, in order to secure reliable transport and delivery of the BM to the Final Customers, this will not always mean the least expensive terms. It shall be in the sole but reasonable discretion of MM as to which logistics providers are used and which logistics contracts are entered into provided, however, that MM shall

make commercially reasonable efforts to be fully transparent with, and to consult and agree with, ABTC on a regular basis with regard to the various options for the selection of logistics service providers and terms offered.

8. Title and Risk

(a) Risk shall pass from ABTC to MM on a Free Carrier (FCA) basis at the Delivery Point (Incoterms 2020).

(b) Title shall pass from ABTC to MM in accordance with clause 11 of this Agreement, at which point MM shall be the sole owner and have the sole control of the BM (subject always to the provisions of clause 10 relating inter alia to Reimbursable Costs). In no event shall ABTC have the right to claim an ownership interest in or lien on any of the BM after the transfer of title and risk of loss to MM.

(c) Risk and title in and to the BM shall pass from MM to the Final Customer according to the Final Customer Purchase Agreement.

9. Weighing, Sampling and Assays

(a) Provisional weight, sampling and assays shall be established by a reputable third-party inspection company and LME approved laboratory (e.g.: AHK, ALS) that is mutually agreed in writing by ABTC and MM (the "**Independent Inspector**").

(b) The BM shall be weighed, sampled and analysed by the Independent Inspector to confirm compliance by the Metals contained in the BM with the Final Specifications ("**Analysis Results**"). Such inspection shall be held on ABTC's site, unless otherwise agreed in writing by ABTC and MM. The BM will only be delivered if it is agreed by MM and ABTC that the Analysis Results comply with the Final Specifications ("**Final Specification Compliance**"), except to the extent ABTC and MM otherwise agree in accordance with clause 6. Notwithstanding the Analysis Results, the quality and quantity determinations made pursuant to the terms of the applicable Final Customer Agreement Purchase Agreement will be used for the final sale settlement between ABTC and MM.

(c) ABTC shall be responsible for the reasonable costs of the Independent Inspector in producing the Analysis Results. With MM's consent in writing, given, withheld or conditioned in its sole discretion, so long as analyses of BM provided by ABTC are regularly, over a period of 90 days, consistent (meaning, within industry standard margins) with the Independent Inspector's analyses, the use of the Independent Inspector may be suspended or terminated as provided in such consent and ABTC will provide the Analysis Results.

(d) For the purposes of the final invoice and payment to ABTC, the Parties agree that weighing, sampling, moisture determination and analysis determination will be as per the conditions of the Final Customer Purchase Agreements (which shall be all on industry standard terms except as otherwise agreed by MM, the Final Customer, and by an ABTC Approval). MM will make commercially reasonable efforts to require that all Final Customer Purchase Agreements require that such process is undertaken by an independent and reputable third-party inspection company, but in any case, ABTC shall be bound by the terms and conditions of any such Final Customer Purchase Agreement for such determinations.

10. Price

(a) The BM shall be purchased by MM from ABTC on the same terms as to price and percentage payability (i.e., percentages of payability for the nickel, cobalt, manganese and lithium contained in the delivered BM) of price as stipulated in the Final Customer Purchase Agreement.

(b) The amount to be paid to ABTC by MM for the BM will be the full sales price actually paid to MM by the Final Customer under the Final Customer Purchase Agreement, less all Reimbursable Costs (the "**Netback Price**"), less the Marketing Fee and less the Mandatory Loan Repayment Amount, which MM shall have the right to remit to the lender under the Loan Facility, and ABTC hereby acknowledges and agrees to such amounts being withheld and the Mandatory Loan Repayment Amount being paid by MM to the lender under the Loan Facility, and acknowledges and agrees that the lender under the Loan Facility has appointed MM as its agent for the purpose of withholding and making such payments.

(c) All Reimbursable Costs shall be for ABTC's account, advanced by MM and deducted from the final invoice.

11. Payment Terms

(a) Subject to the credit provisions below (including without limitation clause 12(b)(B)), fifty percent (50%) cash by telegraphic transfer of a provisional payment (the "**Provisional Payment")** shall be made by MM to ABTC of the Estimated Sales Value (hereinafter defined), less all actual and estimated Reimbursable Costs incurred in delivering the BM to the Final Customer, and less the estimated Marketing Fee and less the Mandatory Loan Repayment Amount, forthwith, with all such estimates to be reasonably determined by MM in good faith, promptly but, in all events, within ten days after satisfaction of each of the requirements listed below:

A. Final Specification Compliance;
B. title transfer --which shall occur at the time that the BM is delivered to MM at the Delivery Point; and
C. delivery by ABTC to MM and MM's receipt of all Provisional Payment Documentation (as hereinafter defined).

(b) "**Provisional Payment Documentation**" shall mean in relation to the BM:

(I) Original Freight Cargo Receipt showing MM as consignee ;
(II) a packing list detailing gross weight, net weight;
(III) a certificate of analysis issued by the Independent Inspector or any independent laboratory approved by the Parties or otherwise acceptable to MM in its sole discretion, and showing all elements upon which Final Specification Compliance has been confirmed per clause 9; and
(IV) a certificate of origin issued by ABTC.

(c) Final settlement shall take place when the final weight and analysis are known as per the procedure and price agreed for the Metals under the Final Customer Purchase Agreement, being the Netback Price minus the sum of (x) the Marketing Fee and (y) the Mandatory Loan Repayment Amount. In the event that any Reimbursable Costs are determined after the date of any final settlement, MM shall make further adjustments by adding to or deducting from subsequent payments to ABTC, with any remaining Reimbursable Costs payable by ABTC to MM.

(d) "**Estimated Sales Value**" for the BM shall be calculated from the following benchmarks:

Nickel: the average LME cash settlement price for the quotational period

Cobalt: the average Fast Markets Metal Bulletin price, Standard Grade Low for the quotational period.

(e) The quotational period referred to above for use in determining the Estimated Sales Value for any delivered BM shall be the nickel price and cobalt price that is used in the applicable Final Customer Purchase Agreement for such BM; provided that if, at the time the Provisional Payment for any delivered BM is due and owing, such prices are not available, then the price for use in determining the Estimated Sales Value shall be the average closing LME Nickel price and the average closing Fastmarkets Metal Bulletin Cobalt price for the thirty (30) day period immediately preceding the date on which title to the BM has transferred to MM.

(f) The Parties hereby acknowledge and agree that (other than in the event that ABTC and MM mutually agree to terms on which MM may purchase BM for its own account) ABTC shall not be obligated to deliver to MM, and MM shall not be obligated to receive from ABTC, any BM unless and until a Final Customer Purchase Agreement for such BM is entered into between MM and a Final Customer and all other conditions precedent for delivery and receipt otherwise set forth herein have been satisfied, and that the timing of the delivery of such BM from ABTC to MM shall be no earlier than, and no later than, is required in order for MM to timely deliver such BM to such Final Customer under such Final Customer Purchase Agreement.

12. Credit Provisions

a) For investment grade equivalent credit rating Final Customers, MM shall assume credit risk of the Final Customer.

b) For sub-investment grade Final Customers, MM shall have the option of offering to assume credit risk of Final Customer if (A)(i) the Final Customer provides adequate assurance of performance reasonably satisfactory to MM or (ii) ABTC agrees to pay MM the CVA for such transaction (in addition to the financing costs of the transaction), and (B) ABTC agrees to the percentage of the Estimated Sales Value proposed by MM for use in calculating the Provisional Payment for such sale, in which case all other Payment Terms set forth above will apply and Reimbursable Costs will include the CVA.

c) For sub-investment grade counterparties where ABTC and MM do not agree on a CVA or MM otherwise does not agree to assume credit risk of the Final Customer, after Loan Repayment has occurred, MM may nonetheless, if mutually agreed in writing by ABTC and MM, sell to such Final Customer, provided that in such cases ABTC shall take the credit risk of the Final Customer, and any provisional and/or final payment shall be in parallel to MM's receipt of (i.e., neither will be owed by MM to ABTC unless and until, and only to the extent that, MM receives) such payments from the Final Customer.

d) Subject to MM agreeing to take the credit risk of a Final Customer in MM's sole discretion, or ABTC and MM agreeing to a CVA charge to be paid by ABTC to MM in respect of a Final Customer accepted by MM on such basis, MM shall make provisional payment to ABTC irrespective of whether MM has itself received payment from the Final Customer, provided that such payment by MM shall not be made if the BM fails to satisfy the requirements of clause 11 or if the BM is subject to substantial delays prior to the Delivery Point attributable to ABTC.

13. Quotational Period

The quotation period applicable to each shipment of BM shall be as per the Final Customer Purchase Agreement.

14. Final Customer Purchase Agreement

The basic terms of Final Customer Purchase Agreement shall have the following template and will be customized by agreement of MM and Final Customer for the specific terms of the sale to Final Customer by MM:

- Material
- Price
- Quotational Period
- Specifications
- Quantity (with tolerance)
- Delivery Period
- Typical and customary provisions concerning Payments, Force Majeure, Indemnifications, Damages Waiver, Confidentiality
- Delivery Locations and Incoterms
- WSMD (weighing, sampling and moisture determination)

15. Indemnities

a) ABTC's duty to indemnify. ABTC shall defend, indemnify and hold harmless MM, its affiliates and their respective directors, employees, officers, managers and representatives (collectively, the "**MM Parties**") from and against any and all Liabilities directly or indirectly arising out of (i) any breach by ABTC of any clause of this Agreement, (ii) any failure by ABTC to comply with any applicable law, (iii) ABTC Parties' Willful Misconduct, (iv) any failure of ABTC to timely deliver on-spec whether due to Force Majeure or otherwise (as per the requirements of clause 6 (a)) BM to MM (except to the extent MM is able to avoid Liabilities to Final Customer with respect thereto)), (v) any other event of default by ABTC arising under this Agreement, and any claims involving the BM or the raw material therefor, and (vi) except to the extent such Liabilities are judicially determined to have been caused by the Willful Misconduct of MM Parties, Liabilities arising out of claims of customers or other third parties arising from or in connection with the BM (including BM) or the use thereof.

b) MM's duty to indemnify. MM shall defend, indemnify and hold harmless ABTC, its affiliates and their respective directors, employees, officers, managers and representatives (collectively, "**ABTC Parties**") from and against any and all Liabilities directly or indirectly arising out of (i) any breach by MM of any clause of this Agreement, (ii) any failure by MM to comply with any applicable law, (iii) MM Parties' Willful Misconduct, (iv) any other event of default by MM arising under this Agreement, and (vi) Liabilities arising out of claims of customers or other third parties arising from or in connection with the BM (including BM) or the sale, use, storage or transportation thereof to the extent such Liabilities are judicially determined to have been caused by the Willful Misconduct of MM Parties.

16. Claims

(a) MM shall use commercially reasonable efforts to identify, and, subject to the Parties' mutual agreement, shall assert, manage and resolve any claims it has against any Final Customer or other third party that may reduce Reimbursable Costs or otherwise increase the Netback Price or to collect the Final Customer Price ("Specified Claims"), provided that if the failure of a Final Customer to pay the Final Customer Price is a credit issue and MM has assumed the credit risk of such Final

Customer pursuant to **clause 12** hereof, then MM shall not need to obtain ABTC's consent to assert a Specified Claim against such Final Customer for failure to make such payment..

(b) Other than in cases of Specified Claims for the failure of the Final Customer to pay the Final Customer Price due to a credit issue where MM has assumed the credit risk of such Final Customer pursuant to **clause 12** hereof, all reasonable costs and expenses incurred in connection with, and all recoveries resulting from, the prosecution of any Specified Claim shall be for the account of ABTC.

17. Force Majeure

In the event of any war (declared or undeclared), revolution, terrorism, act of God, flood, storm, earthquake, fire, explosion, epidemic, strike, lockout, act of government or government-appointed agents, declaration of force majeure by ABTC's supplier having the effect of ABTC suffering delays or failure by its supplier to deliver the BM in whole or in part, or other circumstances beyond the reasonable control of ABTC or MM (any such cause being hereinafter called "**Force Majeure**") preventing or hindering ABTC or MM from performing its obligations hereunder (including an inability of MM to obtain transport for BM to deliver to Final Customers), the Party whose performance is prevented or hindered by Force Majeure may suspend deliveries or acceptance of a delivery of BM hereunder for the period of the Force Majeure event (but no longer) if it shall give prompt written notice to the other Party of the details of such Force Majeure event, and an estimate of its expected duration In no event shall Force Majeure operate to delay or extend the due date for any repayments of principal or interest of any loans or advances extended to ABTC by MM or an affiliate of MM, including without limitation under the Loan Facility or for payments due to ABTC under this Agreement. The Party declaring Force Majeure shall take reasonable steps to mitigate or limit damages to the other Party and resume with the least possible delay its performance hereunder.

18. Make Whole Payments

a) In the event that, by the Final Make Whole Payment Date, ABTC fails to have sold and delivered to MM the Minimum Quantity, ABTC shall pay the Final Make Whole Payment to MM, within ten Business Days of the Final Make Whole Payment Date.

19. Termination and Suspension

a) The non-breaching Party may terminate this Agreement by written notice, with immediate effect:

(i) if the other Party commits a breach of its obligations hereunder, unless such breach is capable of being remedied, in which case the non-breaching Party may terminate this Agreement if the breaching Party fails to remedy such breach within thirty (30) days of written notice of breach;

(ii) If an Event of Default (as defined therein) occurs under the Loan Facility (in which case ABTC shall be deemed the breaching Party); or

(iii) if the other Party enters into liquidation, becomes insolvent, is declared bankrupt, enters into any kind of receivership or makes any arrangement or composition or assignment for the benefit of any creditor (in which case such other Party shall be deemed a breaching Party).

b) Upon a termination pursuant to clauses (a)(i), (a)(ii) or (a)(iii) above, the breaching party shall owe the non-breaching party all accrued fees, Reimbursable Costs and the amount of all other accrued and unpaid payment obligations arising prior to the termination, as well as all unpaid amounts arising under clause 11 prior to, at or after the time of termination, and (in the case where the breaching Party is ABTC), ABTC shall also owe MM the Final Make Whole Payment. In addition to all other rights and remedies the non-breaching party has under by operation of law

or otherwise, including with regard to such accrued fees and other amounts and the right to collect such amounts, and the right to fees, costs and expenses the non-breaching Party may incur from or in connection with the enforcement of its rights and remedies under this Agreement, the non-breaching Party will have the right (but not the obligation), without prior notice to the breaching Party or any other person, to set-off or apply any obligation of the breaching Party owed to the non-breaching Party against any obligation of the non-breaching Party owed to the breaching Party (in either case, whether or not such obligation is matured (and, if not matured, using the net present value of such obligation), contingent, or arises under this Agreement, the Loan Facility or any other agreement, and regardless of the place of payment, and in the case of any obligation the amount of which is unascertained, in an amount estimated by the non-breaching Party in good faith, subject to true-up when the amount is ascertained).

c) Except as otherwise expressly provided in this Agreement, the non-breaching Party's rights and remedies under this Agreement shall be in addition to, and not in limitation or exclusion of any other rights to damages, and rights of setoff, recoupment or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of a non-breaching Party to exercise any right or remedy shall constitute an abandonment of such right or remedy, and the non-breaching Party shall be entitled to exercise such right or remedy at any time after a breach has occurred, so long as such breach is continuing. ABTC acknowledges and agrees that (i) the transactions under this Marketing Agreement are part of a single-integrated transaction, and (ii) MM has the right to recoupment and setoff as to amounts due it under this Agreement from any amount payable to ABTC under this Agreement, and that it would be inequitable for ABTC to enjoy the benefits of this Agreement without meeting its obligations hereunder.

d) This Agreement will automatically terminate upon the end of the Term (as defined in paragraph 1(ll), but any liability arising prior to such termination, and the indemnities and other terms that by their nature would survive such termination, shall survive any such termination.

20. ABTC Acknowledgement

(a) ABTC hereby acknowledges and agrees that (i) MM is a merchant of commodities, including the BMs, and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of MM's business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for ABTC, (ii) MM may enter into transactions and purchase or sell material and/or other commodities for its own account or the account of others at prices more favorable than those under which MM shall sell BM to a Final Customer under a Final Customer Purchase Agreement and (iii) nothing herein shall be construed to prevent MM, or any of its advisors, agents, attorneys, consultants, contractors, directors, employees, officers, representatives, partners or Affiliates, in any way from purchasing, selling or otherwise trading in the materials or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with, or subsequent to any sale to a Final Customer or any other transaction under this Agreement or any other agreement with ABTC. The Parties agree that the transactions hereunder constitute a "forward contract" within the meaning of the United States Bankruptcy Code and that each Seller and Buyer are each "forward contract merchants" within the meaning of the United States Bankruptcy Code.

(b) ABTC hereby expressly acknowledges and agrees that MM is not acting as a fiduciary or advisor to ABTC, and has no fiduciary or trust obligations of any nature with respect to ABTC, in any respect under this Agreement or any related transaction or agreement, including with respect to Final Customer sales. All decisions to be made by ABTC in connection with any of the transactions arising under or in connection with this Agreement or any such related transaction or agreement shall be made by ABTC based upon its independent analysis and judgment.

(c) ABTC hereby acknowledges and agrees that its obligations hereunder are secured by the collateral under the Loan Facility, and shall continue to be so secured until ABTC's obligations hereunder are satisfied, even if such are not satisfied as of the date of the Loan Repayment. MM agrees that in connection with any senior secured financing of ABTC occurring after Loan Repayment, it shall enter into agreements to have the obligations of ABTC under this Agreement secured on a pari-passu basis with such senior loan facility, subject to a customary intercreditor agreement to be reasonably approved by MM.

21. Sanctions

a) Notwithstanding anything to the contrary herein, nothing in this Agreement is intended, and nothing therein should be interpreted or construed, to induce or require either Party hereto to act in any manner (including failing to take any actions in connection with a transaction) which is inconsistent with, penalized or prohibited by (i) international sanction laws issued by the United Nations, Switzerland, the European Union, the United States of America or any other jurisdiction that may be applicable to that Party and/or (ii) any laws relating to human rights, labor (including child labor), money laundering, tax compliance, bribery, anti-slavery, trade controls, export controls, embargoes or international boycotts of any type applicable to that Party (together "**Applicable Laws and Regulations**").

b) In addition each Party hereby represents, warrants, and covenants that, with respect to any activities undertaken in connection with this Agreement or transactions contemplated hereunder, it has not violated or failed, and will not violate or fail, to comply with or give disclosure lawfully ordered under any of the Applicable Laws and Regulations and that all activities undertaken in connection with this Agreement can be fully performed (including making and receiving payment) without violating any of the Applicable Laws and Regulations.

c) Each Party hereby represents that neither it nor any of its Affiliates is an individual or entity (or is owned or controlled by or acting for or on behalf of an individual or entity) with whom transactions of the kind envisaged by this Agreement are currently prohibited or restricted under the Applicable Laws and Regulations, including by reason of being included on any list of restricted entities, persons or organizations published by the government of the United States of America, the Swiss State Secretariat for Economic Affairs, the United Nations or the European Union or any member state of the European Union (a "**Sanctioned Entity**").

d) If a Party breaches any of its obligations under this provision or if it or any of its Affiliates becomes a Sanctioned Entity, the other Party shall have the right of unilateral full or partial termination or suspension of this Agreement or any transactions entered into hereunder by written notice to such Party and no liability will be applied to the terminating Party for such early termination and/or suspension of this Agreement. The Party in breach of its obligations shall be liable for any losses and damages suffered by the terminating Party as a result thereof.

22. Governing Law; Joint & Several Liability; Limits on Liability

This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the state of New York, United States. Each Party irrevocably submits to the jurisdiction of the state and federal courts in the borough of Manhattan, the state of New York, United States in any claim or proceeding arising out of this Agreement or the transactions contemplated hereby. EACH PARTY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

23. Limits on Liability

a) In no event shall any Party be liable to any other Party for any exemplary, consequential, punitive, special, speculative or indirect damages under this Agreement, including lost profits (other than as expressly provided herein and/or other than lost profits that are determined to be a Party's direct, actual damage), except to the extent any such damages are included in claim by a third party that is covered by the Parties' respective indemnity obligations hereunder or except to the extent such damages arise from such party's Willful Misconduct or fraud.

b) To the maximum extent permitted by law, all terms, conditions and warranties, other than those expressly set out in this Agreement, are excluded including all implied and statutory terms, warranties and conditions relating to satisfactory quality or fitness for purpose. If any legislation implies into this Agreement any term, condition or warranty which cannot be lawfully excluded then that term, condition or warranty shall be included in this Agreement to the extent required by the relevant legislation but each Party's liability in respect of any breach thereof shall be limited to the maximum extent (if any) permitted by that legislation.

c) ABTC waives and shall not assert any and all claims against any of MM, each Affiliate of MM or each of their respective officers, directors, employees, stockholders, agents and representatives, or each of the successors and assigns of any of the foregoing, arising in connection with this Agreement or the services provided by MM or any Affiliate, except as expressly allowed by this Agreement.

24. Severability; Assignment; Change of Control

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable laws. However, if any provision of this Agreement shall be held to be invalid or prohibited under applicable laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without affecting the validity of the remainder of such provision or the remaining provisions of this Agreement, which shall remain in full force and effect. Neither Party shall assign or transfer any rights or obligations hereunder without the express prior written consent of the other Party; provided, however, that MM shall have the right to assign and novate this Agreement to an Affiliate without the consent of ABTC. For clarity, in the event of a sale or change of ownership or control of any of ABTC's commercial facilities, the obligations of the Parties with respect to such ABTC's commercial facilities shall survive such change of ownership or control.

25. Confidentiality

The contents of this Agreement are confidential. Each Party represents and undertakes that they will keep confidential any information concerning the other Party or its business, which the other Party informs them is confidential or which a reasonable person receiving that information in the same circumstances would regard as being confidential including but not limited to financial statements and/or ownership and management details and personal information provided or to be provided in connection with the contemplated transactions and not share it with or disclose it to any other party, unless otherwise agreed in writing between the Parties.

26. Non-Solicitation

ABTC hereby covenants that, for the period of the Term, it will not directly solicit or entice away or directly endeavor to solicit or entice away, or directly cause to be solicited or enticed away, from MM, any person who is employed or engaged by MM, with a view to that person leaving such employment or engagement (whether or not such person would commit a breach of his or her contract of employment or engagement by reason of leaving).

MM hereby covenants that, for the period of the Term, it will not directly solicit or entice away or directly endeavor to solicit or entice away, or directly cause to be solicited or enticed away, from ABTC, any person who is employed or engaged by ABTC, with a view to that person leaving such employment or engagement (whether or not such person would commit a breach of his or her contract of employment or engagement by reason of leaving).

Nothing in this clause 26 shall prevent a Party from (a) engaging in general solicitations (including, without limitation, use of employment agencies, advertisements and the internet) not specifically directed towards employees of the other Party, or hiring as a result thereof or (b) soliciting for employment, employing or otherwise engaging the service of any former officer, employee or consultant of the other Party who voluntarily terminated his or her employment or engagement with the other Party.

27. Notices

a) All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, and shall be delivered by hand, or by nationally recognized overnight courier service (costs prepaid) or by email (provided that in the case of email, subject to the following sentence, such notice shall be deemed transmitted or delivered upon affirmative or automated reply by email by the intended recipient that such email was received). Notice by any of the foregoing methods shall be deemed to have been received on the business day (Monday through Friday other than national holidays in the location the notice was received) on which it was transmitted or delivered if transmitted or delivered during normal business hours of the recipient or on the next business day if transmitted or delivered after normal business hours of the recipient. All notices hereunder shall be transmitted or delivered to the addresses set forth below:

To MM:

Mercuria Energy America, LLC
c/o TechMet-MM SA
Rue du Rhône, 50 1204
Genève, Switzerland
Email: qlamarche@techmetmercuria.com
Attention: Quentin Lamarche

With a copy to:

Mercuria Energy America, LLC
33 Benedict Place
Greenwich, CT 06830
Email: LegalNANotices@mercuria.com
Attention: Legal Department

To ABTC:

100 Washington Street, St #100

Reno, NV 89503
Email: bmeich@batterymetals.com
Attention: Bret Meich

28. No Other Agreement; Conflicts.

This Agreement supersedes all correspondence, orders, or confirmations of the Parties with respect to matters covered hereby. This Agreement supersedes all correspondence, orders, or confirmations of the parties with respect to matters covered hereby. No modification or waiver of this Agreement or any right of any Party hereunder shall be binding upon such Party unless it is in writing and signed by an officer thereof. No waiver by a Party of any of delay, fault or breach shall be deemed a waiver of any other delay, default, or breach. In the event of a conflict between any provision of this Agreement and that of a Confirmation duly signed by both MM and ABTC, the provision in such Confirmation shall govern.

29. **Representations and Warranties**.

ABTC represents and warrants to MM and MM represents and warrants to ABTC that (i) it is a duly formed and validly existing entity of the type described above, and has the power and authority to enter into and perform this Agreement, (ii) the execution of this Agreement by it by the signatory hereto and the performance of this Agreement by it have been duly authorized by all necessary corporate or other action and will not violate any requirement of law or contractual obligation binding on it or its assets, (iii) there are no actions, suits or proceedings or regulatory investigations pending or, to its knowledge, threatened against or affecting it before any court or administrative body or arbitration tribunal that would be expected to affect its ability to meet and carry out its obligations under this Agreement; and (iv) once executed, this Agreement will constitute its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). ABTC also represents and warrants to MM that as of the Execution Date there are no sales or marketing agreements of ABTC or any Affiliate providing for the sale of BM produced by ABTC at any facility of ABTC ("Sales or Marketing Agreements") other than the two existing agreements as to production from the Fernley Facility (being with Westin Elements Inc. and Dainen Material Co., Ltd, true, correct and complete copies of each of which have been provided to MM (the "Existing Agreements")), and such agreements do not require ABTC to provide any volumes to or provide notices of production as to any ABTC facility or volumes, other than as to the Fernley Facility. ABTC covenants that (a) it will not, directly or indirectly enter into any Sales or Marketing Agreements (other than (i) this Agreement and (ii) any such agreement that does not limit or adversely affect the volumes provided to, or other rights of, MM during the Term or otherwise breach, conflict with or otherwise reduce or make less likely ABTC to perform this Agreement (an agreement complying with the requirements of (ii) being a "**Subordinate Agreement**")), and (b) it will take all actions necessary as to the Existing Agreements and any Subordinate Agreement to ensure that no sales or other action by it under or in connection with this Agreement (or by MM when acting in accordance with or as permitted by this Agreement) creates any breach or conflict with either Existing Agreement or any Subordinate Agreement.

IN WITNESS WHEREOF, this Marketing Agreement is executed and effective as of the date first written above.

MERCURIA ENERGY AMERICA, LLC,
as MM

Name: Marty Bredehoft
Title: Treasurer

IN WITNESS WHEREOF, this Marketing Agreement is executed and effective as of the date first written above.

AMERICAN BATTERY TECHNOLOGY COMPANY,
a Nevada corporation

Ryan Melsert
Ryan Melsert (May 12, 2023 11:00 PDT)

Name: Ryan Melsert
Title: Chief Executive Officer

Schedule 1

ABTC Black Mass Specification

Product	**Black Mass**	**Black Mass**	**Black Mass**
Type	**A**	**B**	**C**
Method	Mill blend by digestion and ICP analysis	Mill blend by digestion and ICP analysis	Mill blend by digestion and ICP analysis
Element	% dry basis	% dry basis	% dry basis
Ni	Min 33%	Min 12,6%	-
Co	Min 3,4%	Min 12,7%	Min 37,5%
Mn	-	≤ 11,8%	-
Li	≥ 3,7%	≥ 3,7%	≥ 3,7%
Carbon	< 32,7%	< 32,7%	< 32,7%
Al	< 2%	< 2%	< 2%
Cu	< 2%	< 2%	< 2%
Si	< 2%	< 2%	< 2%
F	< 2%	< 2%	< 2%

Free of organics like plastics, binders, glues